                                                                    Exhibit 23.4

                                            [LOGO OF BT WOLFENSOHN APPEARS HERE]

We hereby consent to (i) the inclusion of our opinion letter, dated November 23, 1998, to the Board of Directors of Host Marriott Corporation as an Exhibit to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "Opinion of BT Wolfensohn, Financial Advisor to Host" and "Opinion of BT Wolfensohn." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities ACt of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker-dealer and member of the New York Stock Exchange.

                                         /s/ BT Wolfensohn
                                         BT Wolfensohn

November 18, 1998